Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

EnteroMedics Inc.

2800 Patton Road

St. Paul, MN 55113

Re:	Registration Statement on Form S-3

File No. 333-161702

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of common stock of the Company and of certain selling stockholders to be offered from time to time, and a Prospectus Supplement dated January 14, 2010 to the Prospectus dated September 10, 2009 (together, the “Prospectus”) relating to the issuance by the Company under the Registration Statement of up to 7,438,299 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of the Company and the sale thereof pursuant to the Securities Purchase Agreement, dated as of January 14, 2010 (the “Securities Purchase Agreement”), between the Company and the purchasers named on the signature pages thereto.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor pursuant to the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal matters” and “Validity of Securities” contained in the Prospectus.

EnteroMedics Inc.

Dated: January 20, 2010

Very truly yours,

/s/ Dorsey & Whitney LLP

KLC